Exhibit 5.1
October 22, 2025
The Board of Directors
Digital Turbine, Inc.
110 San Antonio Street, Suite 160
Austin, Texas 78701
Re:     Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Digital Turbine, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 1,222,418 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), that may be sold by the selling stockholders (the “Selling Stockholders”) referred to in the Prospectus Supplement dated October 10, 2025 (the “Prospectus Supplement”), which Shares are issuable upon exercise of warrants (the “Warrants”) held by the Selling Stockholders. The Shares have been registered pursuant to the Company’s Registration Statement on Form S-3 (the “Registration Statement”) (File No. 333-289265) filed on August 5, 2025 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). We have been asked by the Company to render this opinion.
We have examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (d) that the Shares will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement; and (e) the legal capacity of all natural persons executing documents. We have made such investigations of law as we have deemed necessary and relevant as a basis hereof. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.
Based on such examination, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that:
1.    The Shares to be sold by the Selling Stockholders have been duly authorized and, when issued pursuant to the terms of the Warrants, will be validly issued, fully paid and nonassessable.
We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.
* * *

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and the Prospectus Supplement and to the use of our name wherever it appears in the Registration Statement, the prospectus referred to therein, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Jackson Walker L.L.P.
Jackson Walker L.L.P.